EXHIBIT 99.1
Whitney V, L.P.
130 Main Street
New Canaan, Connecticut 06840
March 30, 2007
Mr. Leroy T. Barnes, Jr., Chairman
Mr. Peter Maslen
Ms. Colombe M. Nicholas
Ms. Valerio Rico
Herbalife, Ltd.
c/o Herbalife International, Ltd.
1800 Century Park East
Los Angeles, CA 90067
Dear Special Committee of the Board of Directors:
Whitney V, L.P. and its affiliates are disappointed to learn that the Special Committee (the “Committee”) has rejected our proposal to acquire all of the outstanding shares of Herbalife, Ltd. (“the Company”) for a cash purchase price of $38.00 per share. We are surprised and disappointed that the Committee chose not to discuss the proposal with us or include the Company’s distributors in its strategic review process.
As the Company’s largest shareholder, we are committed to maximizing value for all shareholders. In light of the critical role the Company’s distributors have had in the Company’s success, we believe that to maximize shareholder value the Committee should include distributors in any strategic review process conducted by the Committee.
As a result of your rejection of our proposal and your unwillingness to discuss our proposal or include distributors in your process, we do not believe it would be fruitful to continue with our proposal. As such, we hereby withdraw the proposal contained in our letter of February 2, 2007. We also advise you that, depending on developments concerning the Company and market conditions, we may engage in sales or purchases of shares of the Company, on the open market or otherwise, from time to time, in order to decrease or increase our stake in the Company, subject to any applicable restrictions under U.S. securities laws, including, without limitation, Rule 144 promulgated under the Securities Act of 1933, as amended.
We will continue to monitor developments at the Company and reserve the right to reconsider a possible transaction involving the Company. In addition, we advise you that we may communicate with members of management, distributors, the Board of Directors, the Committee, shareholders and others concerning the foregoing or other matters.

Very Truly Yours, WHITNEY V, L.P.
By:	Whitney Equity Partners V, LLC its General Partner

By:	/s/ Kevin J. Curley
Kevin J. Curley
Attorney-in-Fact